Exhibit (h)(15)

EXECUTION COPY

AMENDMENT TO MASTER SUB-ADMINISTRATION SERVICES AGREEMENT

This Amendment to the Master Sub-Administration Services Agreement is made as of June 29, 2018 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”) and SSGA Funds Management, Inc., a Massachusetts corporation (the “Administrator”) and shall be effective as set forth in Section 2 below. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Sub-Administrator and GE Asset Management Incorporated (“GEAM”) entered into a Master Sub-Administration Services Agreement dated as of July 31, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, GEAM agreed to assign all of its rights and obligations under the Agreement to the Administrator, effective June 30, 2016, with the result that SSGA Funds Management, Inc. now serves as Administrator under the Agreement; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A. Paragraphs “a.” and “c.” of Schedule B1 are hereby amended and restated as follows:

“a. Prepare for the review by designated officer(s) of the Company financial information regarding the Funds that will be included in the Funds’ semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

c. Prepare for the review by designated officer(s) of the Company financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;”

B. The third paragraph of Section 6 is hereby amended and restated as follows:

“The Administrator and/or the Companies, as the case may be will bear all expenses that are incurred in its and the Companies’ operations and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, the Companies and Administrator expenses not assumed by the Sub-Administrator include, but are not limited to: organizational expenses;

cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Companies; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Companies; costs of Preparation, printing, distribution and mailing, as applicable, of the Companies’ Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Companies’ tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Funds’ net asset value.”

C. A new paragraph is hereby added to Section 7 of the Agreement immediately following the first paragraph as follows:

“Pursuant to other agreements now or at any time in effect between the Administrator or any Company (or any of the Companies’ investment manager or investment advisor, on its behalf) and the Sub-Administrator or its affiliates (the “Other State Street Agreements”) in any capacity other than as Sub-Administrator hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Company and/or the Funds that is necessary to provide the Services, including Form N-PORT-Related Services. The Administrator hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of the Companies and each Fund under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Sub-Administrator, Companies and Fund information such as net asset values and information relating to the net assets of the Companies and Funds, holdings and liquidity reports, market value and other information and data related to the Companies and the Funds for purposes of the Sub-Administrator fulfilling its obligations under this Agreement.”

D.	Existing Schedule B6 is hereby renamed as Schedule B9.

E.	A new Schedule B6 and Annex I thereto are hereby added to the Agreement as set forth on Exhibit 1.

2.	The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

A.

Sections 1.B., 1.C., 1.D. and 1.E. of this Amendment and the preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule B6, shall be effective as of the date of this Amendment as set forth above.

B.

Section 1.A. of this Amendment and the data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which the Companies are required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

C.

The filing obligations of the Services shall become effective as of the first day of the first month in which the Companies are required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

3.

Notwithstanding the first two sentences of Section 12 of the Agreement, the Administrator agrees to be bound to receive from Sub-Administrator the Form N-PORT Support Services and N-CEN and the other services as described in Schedule B6 attached hereto for at least eighteen (18) months following the date of this Amendment. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the Initial Term and termination provisions of the first two sentences of Section 12 will apply to the Form N-PORT and Form N-CEN Support Services in the same way as such provisions apply to all other services under the Agreement.

4.

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

5.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

6.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

EXHIBIT 1

MASTER SUB-ADMINISTRATION SERVICES AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	[Reserved];

V.	CFTC Services as described in Schedule B5 attached hereto;

VI.	Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto;

VII.	Stress Testing Services as described in Schedule B7 attached hereto;

VII.	Fund Administration Money Market Services as described in Schedule B8 attached hereto;

IX.	Money Market Fund Compliance Testing and Reporting Services as described in Schedule B8(i) attached hereto; and

X.	Money Market Fund Services as described in Schedule B9 attached hereto.

Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN

Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support

Services”), Liquidity Risk Measurement Services and Quarterly Portfolio of Investments

Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for

purposes of this Schedule B6, the “Services”)

I.	The Services.

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Administrator (including from any third parties with whom the Administrator will need to coordinate in order to produce such data, documentation, and information), the Sub-Administrator will use required data, documentation, assumptions, information and assistance from the Administrator, the Sub-Administrator’s internal systems and, in the case of Administrators not sub-administered by the Sub-Administrator or its affiliates, third party Administrators, sub-administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”), to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Administrator and (ii) annual updates of Form N-CEN for review and approval by the Administrator.

•	The Administrator acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•

Following review and final approval by the Administrator of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Administrator, the Sub-Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each Fund of the Companies as set forth in the attached Annex 1, which shall be executed by the Sub-Administrator and the Administrator. The Form N-CEN Services will be provided to each Company as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

•

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Sub-Administrator will use such Required Data from the Funds, the Sub-Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP as of each Company’s first and third fiscal quarter-ends.

•

Following review and final approval by the Administrator of each such draft Portfolio of Investments, and at the direction of the Administrator and on behalf the Companies, the Sub-Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services:

The Sub-Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Companies:

•

As applicable, the Sub-Administrator will provide the Companies and each Fund with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis.    Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Sub-Administrator and the Administrator) and, as applicable, aggregated monthly for purposes of inclusion in the Sub-Administrator’s standard N-PORT filing template. Services also will include the Sub-Administrator’s standard liquidity Company profile report and online access to the Sub-Administrator’s dynamic risk reporting tools via my.statestreet.com which will enable the Administrator to analyze and generate risk reporting.

The Liquidity Risk Measurement Services will be provided to the Companies and each Fund as set forth in the attached Annex 1, which shall be executed by the Sub-Administrator and the Administrator. Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by both parties.

II.	Administrator Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Administrator by the Sub-Administrator is subject to the following terms and conditions:

1. The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Administrator, the Companies, the Funds or their affiliates or any pooled vehicle, security or other investment or portfolio regarding which the Administrator or its affiliates provide services or is otherwise associated (“Administrator Entities”) that is generated or aggregated by the Sub-Administrator or its affiliates in connection with services performed on the Administrator’s behalf or otherwise prepared by the Sub-Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Sub-Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Administrator shall be as provided in such respective other agreements between the Sub-Administrator or its affiliates and the Administrator relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Administrator Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Sub-Administrator’s or its affiliates’ obligations to the Administrator under the Other Administrator Agreements.

In connection with the provision of the Services by the Sub-Administrator, the Administrator acknowledges and agrees that it will be responsible for providing the Sub-Administrator with any information requested by the Sub-Administrator as necessary to perform the Services, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Sub-Administrator, in formats compatible with Sub-Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Sub-Administrator in connection with a Company reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Sub-Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Sub-Administrator for such purposes from time to time, for the Companies and Funds with respect to which services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Administrator), including, without limitation, arranging for the provision of data from the Administrator, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Sub-Administrator (or any of its affiliates) in its capacity as administrator to one or more Administrators, the Sub-Administrator and the Administrator will agree on the scope of the information to be extracted from the Sub-Administrator’s or any of its affiliate’s systems for purposes of the Sub-Administrator’s provision of the Services subject to the discretion of the Sub-Administrator, and the Sub-Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise included in Administrator data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Sub-Administrator to provide the Services.

The following are examples of certain types of information that the Administrator is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Administrator hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Companies (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2. The Administrator acknowledges that it has provided, or prior to the commencement of Services will have provided, to the Sub-Administrator all material assumptions used by the Administrator or that are expected to be used by the Administrator in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services and that it has approved, or prior to the commencement of Services will have provided, all material assumptions used by the Sub-Administrator in the provision of the Services prior to the first use of the Services. The Administrator will also be responsible for promptly notifying the Sub-Administrator of any changes in any such material assumptions previously notified to the Sub-Administrator by the Administrator or otherwise previously approved by the Administrator in connection with the Sub-Administrator’s provision of the Services. The Administrator acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Sub-Administrator in performing the Services; and

•	Assumptions specific to the Company and the Funds.

The Administrator hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Administrator (and/or the Sub-Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. The Administrator acknowledges and agrees on the following matters:

(A) The Administrator has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and it has determined that the Services are suitable for its and the Companies’ purposes. None of the Sub-Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Sub-Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B) The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it, the Companies and the Funds. The Sub-Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Sub-Administrator is not providing any customization, guidance, or recommendations. Where the Administrator uses Services to comply with any law, regulation, agreement, or other Administrator obligation applicable to it, the Companies or the Funds, the Sub-Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Sub-Administrator has no obligation of compliance with respect thereto.

(C) The Administrator may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Sub-Administrator in connection with the Services and provided by the Sub-Administrator to the Administrator (“Materials;” provided, that the term “Materials” as used in this Schedule B6 shall not include the Company or Funds’ underlying data unmodified by the Services or the as-filed versions of the Form N-PORT, Form N-CEN and Portfolio of Investments filings) as follows: (a) for the internal business purposes of the Administrator, the Companies or the relevant Fund relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT filing and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Administrator may also redistribute the Materials, or an excerpted portion thereof, to the Companies’ boards, investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with a Company (each a “Permitted Person”); provided, however, (i) neither the Administrator nor any Company may charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Administrator has separate license rights with respect to the use of such Third Party Data, or (iii) neither the Administrator nor any Company may use the Services or Materials in any way to compete or enable any third party to compete with the Sub-Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Administrator, the Companies, the Funds, any of their affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the relevant Fund or any Permitted Persons (collectively, including the Companies, “Administrator Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any

State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Administrator has separate license rights with respect to the use of such Third Party Data). Without limitation, Administrator Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D) The Administrator shall limit the access and use of the Services and the Materials by any Administrator Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Administrator shall be responsible and liable for all acts and omissions of any Administrator Parties.

(E) The Services, the Materials (other than Third Party Data) and all confidential information of the Sub-Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Sub-Administrator. Neither the Administrator nor any Company has any rights or interests with respect to all or any part of the Services, the Materials or the Sub-Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Administrator for itself and on behalf of the Companies and the Funds, automatically and irrevocably assigns to the Sub-Administrator any right, title or interest that it, the Companies or the Funds has, or may be deemed to have, in the Services, the Materials or the Sub-Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Administrator Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Sub-Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Administrator, the Companies or the Funds.

(F) The Sub-Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

(G) The parties hereby acknowledge and agree that Section 9 of the Agreement applies to the provision of the Services under this Schedule B6.

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ANNEX I

SSGA FUNDS MANAGEMENT FUNDS

Further to the Amendment dated as of June 29, 2018, to the Master Sub-Administration Services Agreement dated as of July 31, 2013 (the “Agreement”), between SSGA Funds Management, Inc. (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator”), the Administrator and the Sub-Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Liquidity Risk Measurement Services	FREQUENCY

SSGA GE FUNDS GE RSP Income Fund GE RSP U.S. Equity Fund	Daily

ELFUN FUNDS Elfun International Equity Fund Elfun Income Fund Elfun Trusts Elfun Tax Exempt Income Fund Elfun Diversified Fund	Daily

STAMFORD – REGISTERED FUNDS

State Street Institutional International Equity Fund

State Street Institutional Premier Growth Equity Fund

State Street Institutional U.S. Equity Fund

State Street Institutional Income Fund

State Street S&P 500 Index V.I.S. Fund

State Street Real Estate Securities V.I.S. Fund

State Street Premier Growth Equity V.I.S. Fund

State Street Total Return V.I.S. Fund

State Street US Equity V.I.S. Fund

State Street Income V.I.S. Fund

State Street Institutional Small-Cap Equity Fund

State Street Small-Cap Equity V.I.S. Fund

Daily

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type:
SSGA GE FUNDS GE RSP Income Fund GE RSP U.S. Equity Fund	Standard N-PORT and Quarterly Portfolio of Investments Services Reporting Solution (Data and Filing)

ELFUN FUNDS Elfun International Equity Fund Elfun Income Fund Elfun Trusts Elfun Tax Exempt Income Fund Elfun Diversified Fund	Standard N-PORT and Quarterly Portfolio of Investments Services Reporting Solution (Data and Filing)

STAMFORD – REGISTERED FUNDS

State Street Institutional International Equity Fund

State Street Institutional Premier Growth Equity Fund

State Street Institutional U.S. Equity Fund

State Street Institutional Income Fund

State Street S&P 500 Index V.I.S. Fund

State Street Real Estate Securities V.I.S. Fund

State Street Premier Growth Equity V.I.S. Fund

State Street Total Return V.I.S. Fund

State Street US Equity V.I.S. Fund

State Street Income V.I.S. Fund

State Street Institutional Small-Cap Equity Fund

State Street Small-Cap Equity V.I.S. Fund

Standard N-PORT and Quarterly Portfolio of Investments Services Reporting Solution (Data and Filing)

Form N-CEN Services
SSGA GE FUNDS
ELFUN FUNDS, including Elfun Money Market Fund
STAMFORD – REGISTERED FUNDS

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

	SSGA FUNDS MANAGEMENT, INC.		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Bruce Rosenberg	By:	/s/ Andrew Erickson
	Name: Bruce Rosenberg		Name: Andrew Erickson
	Title: Managing Director		Title: Executive Vice President
	Address: One Lincoln St		Address: One Lincoln Street
	Boston, MA		Boston, MA 02111
	Date: 6/30/18		Date: 7/3/18